NEURALSTEM INC

NON EXCLUSIVE LIMITED LICENSE AND MATERIAL TRANSFER AGREEMENT

This Non exclusive Limited License and Material Transfer Agreement ("Agreement") is entered into as of 12/22, 2004 (the "Effective Date") by and among Neuralstem, Inc., ("Neuralstem"), a company incorporated under the laws of the State of Maryland, having an address at 9700 Great Seneca Highway, Suite 240, Rockville, Maryland 20850 on the one side, and A-T Children's Project  ("A-TCP"),  having an address at 668 S. Military Trail, Deerfield Beach, Florida 33442 .

Whereas, Neuralstem is the owner of certain patented and proprietary technology relating to production and use of human CNS stem cells, and has created a cerebellar stem cell line designated HCB576 (hereinafter the "cells");

Whereas, Neuralstem desires to provide such cells to A-TCP for research purposes only;

Whereas, A-TCP desires to use said cells in a research project to study Ataxia-Telangiectasia ("the disease"); and to develop suitable assay(s) for screening compounds to treat the disease. (`the research"); and

The parties therefore agree as follows:

Article 1.0    Definitions

1.1
"Research Materials" means the Materials, the know-how provided by Neuralstem to PI, and any Progeny and Unmodified or modified Derivative thereof "Materials" means the materials provided by Neuralstem to PT listed in Article 2 below. "Progeny" means an unmodified or modified descendant from the Materials, such as a virus from virus, cell from cell, or organism from organism.

1.2
"Research Uses" means experimental in vitro research conducted by A-TCP in its own laboratories and for its own internal use in the performance of the research program described in Article 2.1 (the "Research Program"). No other use of the cells by PI is anticipated or allowed under this agreement.

1.3
"Research Results" means the data or records, whether compiled in electronic, written or other form, arising from the use by A-TCP of Research Materials as Limited to the work product as result of the Research Program.

1.4
"Neuralstem Patents" means any patents or patent applications together with all patents resulting therefrom in any and all jurisdictions which cover the manufacture, use or sale of human CNS stem cells, and any progeny, derivative, improvement or modification thereof, which are owned or controlled by NeuralStem at the Effective Date, including all licensed patents or patent applications that Neuralstem has the right to sublicense at the Effective Date:

Isolation, Propagation, and Directed Differentiation of Stem Cells from Embryonic and Adult Central Nervous System of Mammals (U.S. Patent 5,753,506 issued May 19, 1998, patents pending in Canada and Europe)

In Vitro Generation of Differentiated Neurons from Cultures of Mammalian Multipotential CNS Stern Cells (U,S. Patent 6,040,180 issued March 21, 2000— continuation-in-part of U,S, Patent 5,753,506, patents pending in Canada and Europe)

Stable Neural Stem Cell Lines (U.S. patent pending—continuation-in-part of U.S. Patent 5,753,506, patents pending in Canada, Europe and Japan, patent issued in New Zealand)

Article 2. 0        Research Program

2.1
The Research Program shall involve the use of HCB576 cell line by A-TCP for the growth and use of the cell line to study the disease ataxia-telangiectasia and to create an assay suitable for screening compounds for treatment of the disease.

2.2
A-TCP will designate a principal investigator ("PI") to conduct the research. The designated P1 is Dr. Yosef Shiloh at Tel Aviv University. In the event that Dr. Shiloh is unwilling or unable to conduct the research, the A-TCP has the right to designate a different PI. A-TCP and PI collectively referred to herein as "Recipients".

Article 3. 0        Material Transfer and Use Limitations

3.1
Upon the execution of this Agreement, Ncuralstem shall provide to A-TCP the cerebellar cell line licensed under this agreement, designated: "HCB576". NISI will transfer no less than 12 frozen vials, each containing approximately 2 million cells of passage 8 to PI in order to allow P1 to establish its own stock, and no more than 15 vials, at NS1 cost. NS1 will also provide necessary protocols and know-how, as deemed necessary by mutual agreement by the parties to expand and maintain the cell line. Neuralstem hereby grants to A-TCP a limited, non exclusive license to use the cells and related Neuralstem technology for the term of this license, for research uses, under the terms and conditions of this agreement.

3.2
The Recipients hereby agree that Research Materials will be used under suitable containment conditions in compliance with all government laws and regulations and for approved uses only and recipient agrees to the restrictions provided for in this agreement.

3.3	The Recipients agree that Research Materials will remain the sole property of Neuralstem.

3.4
The Recipients agree that they will retain control over and will assume all responsibility for the custody of Research Materials. The Recipients further agree that they will return any unused Research Materials to Neuralstem at Neuralstem's expense, should Neuralstem so request, along with a record of all used or spent Research Materials or will dispose of any unused Research Materials as otherwise directed by Neuralstem.

3.5
The Recipients agree they will not transfer, sell, give, or otherwise convey in any form whatsoever, Research Materials to any other person or entity, including without limitation any of PI's commercial, non-commercial, joint venture partners or aliases, without the prior, express written permission of Neuralstem. Recipient hereby assigns to Neuralstem any materials and inventions (as defined below) made outside of the permitted research uses.

3.6
Neuralstem agrees to render a reasonable amount of technical assistance as may be required by Pl. The determination of what constitutes a reasonable amount of technical assistance will he mutually agreed to by the Parties.

3.7	The parties agree that nothing in this Agreement shall be construed in any way as restricting or interfering with Neuralstem's right to distribute Research Materials to any other person or entity.

Article 4.0        Payments

4.1
In entire consideration for the delivery of the Materials and the License grant from Neuralstem to A-TCP, A-TCP shall pay a single fixed fee payment to Neuralstem in the amount of $37,500. This amount shall be payable within l5 days from the execution of this agreement by both Parties.

Article 5.0        Reports And Publication

5.1	PI shall keep a record of its use of Research Materials and shall provide a copy of this record upon request to Neuralstem.

5.2	I will provide Neuralstem on a regular basis For the duration of the Research Program, but not less than semi-annually, the Research Results in the form of a written report.

Article 6.0        Representations And Warranties

6.1	Neuralstem represents and warrants to the Recipients that, as of the Effective Date, it has the right to transfer Research Materials for the Research Uses to PI under this Agreement.

6.2
While Neuralstem confirms that Research Materials are covered under Neuralstem Patents, A-TCP and Neuralstem agree that nothing hereunder shall be construed to represent any license or right under Neuralstem Patents to the Recipients, other than those rights expressly granted under this Agreement.

6.3
The Recipients represent to Neuralstem that they have the right to accept the terms and obligations of this Agreement and that they will maintain compliance with all applicable laws in carrying out their obligations under this Agreement.

6.4	Each party represents that it has the full right and authority to enter into this Agreement and that the individual executing this Agreement on its behalf has the authority to do so.

6.5	The Recipients represent to Neuralstem that they are acting on their own behalf under this Agreement and are not acting in their capacity as a contractor or agent of the United States Government.

6.6
THESE RESEARCH MATERIALS ARE PROVIDED "AS IS" WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESS OR IMPLIED. NEURALSTEM MAKES NO REPRESENTATION OR WARRANTY REGARDING THE VALIDITY OR SCOPE OF  NEURALSTEM PATENTS NOR THAT THE RESEARCH MATERIALS OR THEIR USE WILL NOT INFRINGE ANY PATENT OR ANY OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY. IN NO EVENT, OTHER THAN BREACH OF ITS REPRESENTATIONS OR WARRANTIES IN THIS ARTICLE, WILL NEURALSTEM BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS AGREEMENT OR THE USE OF RESEARCH MATERIALS.

Article 7.0        Confidentiality

7.1
As used herein, "Confidential Information" shall mean (a) all trade secrets or confidential or proprietary information which is designated in writing as confidential or proprietary by the disclosing party prior to or at the time of the disclosure thereof; (b) information without such designation if it would be apparent to a reasonable person, familiar with the disclosing party's business and the industry, that such information is of a confidential or proprietary nature; and (c) information disclosed without such designation, if the disclosing party, within thirty (30) days after such disclosure. informs the receiving party in writing of the confidential or proprietary nature of the disclosed information, describing such information and referencing the place and date of the oral, visual or written disclosure and the names of the employees or officers of the receiving party to whom such disclosure was made.

7.2
During the term of this Agreement and for a period of five (5) years from any termination or expiration hereof, the parties agree to keep Confidential Information of the other party in confidence, not to disclose Confidential Information of the other party to any third party and not to use Confidential Information of the other party for any purpose, other than as permitted in this Agreement.

7.3
The restrictions on the disclosure and use of Confidential Information shall not apply to any Confidential Information which: (i) was known by the receiving party (as evidenced by the receiving party's written records) prior to disclosure by the disclosing party hereunder; (ii) is or becomes part of the public domain through no fault of the receiving party; (iii) is disclosed to the receiving party by a third party having a legal right to make such a disclosure; or (iv) is independently developed by employees or consultants of the receiving party without use or access to the Confidential Information of the disclosing party.

7.4
This Agreement shall supersede any other prior agreements regarding the protection of confidential information, and any confidential information disclosed to the other party under such other prior agreements shall be subject to the terms of this Section 7.

Article 8.0    Intellectual Property

8.1
"Inventions" shall mean Sole Inventions and Joint Inventions based on US patent law. "Sole Invention(s)" shall mean any new and useful invention or discovery conceived by employees or consultants of the Recipients alone in the course of performing the Research Program. "Joint Invention(s)" shall mean any new or useful invention or discovery conceived jointly by an employee or consultant of a Recipient and an employee or consultant of Neuralstem in the course of performing the Research Program. All Inventions shall be owned by A-TCP. Neuralstem shall assign and does hereby assign to A-TCP all right, title and interest in its Sole and Joint Inventions. Neuralstem shall reasonably cooperate in perfecting and enforcing Such rights at A-TCP's expense, including without limitation, by executing any documents necessary for Neuralstem to support the Filing of patent applications.

8.2
 A-TCP hereby grants to Neuralstem the tight to negotiate within a 60-day period a non-exclusive, perpetual license to Recipients' Sole Inventions and the Recipients' interest in Joint Inventions that are conceived during the performance of the Research Program. In addition the Recipients hereby grant to Neuralstem the first right to negotiate an exclusive license to Recipients' Sole Inventions and Recipients' rights in any Joint Inventions for which Neuralstem has paid and/or has agreed to pay patent expenses. Such licenses shall be negotiated in good faith with terms considered reasonable and customary in the field for like inventions. Such license shall also provide for the reimbursement by Neuralstem of any future patent expenses incurred by Recipients. The rights to negotiate granted pursuant to this paragraph 8.2 shall be exercisable for a period of thirty (30) days from the date of A-TCP' s notification to Neuralstem of such Sole or Joint Invention. The parties shall enter into a written agreement for each license within sixty (60) days following the notification from Neuralstem to A-TCP of its interest in obtaining the license to the Invention(s). If the parties are unable to agree to terms for the licenses within the stipulated time period, or if Neuralstem ceases to pay patent expenses, A-TCP shall be free to license to others and shall have no further obligations to Neuralstem with respect to such inventions. Invention disclosures and related correspondence shall be directed to the following people:

For PI: Yosef Shiloh, PhD Tel Aviv University For Recipient: Jennifer Thornton Executive Director	For Neuralstem: Richard Garr

Article 9    Term and Termination

9.1
The term of this Agreement shall go into effect on the date the last party hereto executes this Agreement and shall continue until ten years from the effective date. The terms of Articles 7, 8 and 10 shall survive the termination of this Agreement.

Article 10.0     Miscellaneous Provisions

10.1
The Recipients shall be excused for failure or delay in performing any of their respective obligations under this Agreement if failure or delay is caused by force majeure, to the extent such failure or delay is caused by said force majeure.

10.2
All notices, requests and other communications regarding the terms or performance of this Agreement shall be in writing, shall refer specifically to this Agreement and shall be. personally delivered or sent by registered mail, overnight courier or certified mail, return receipt requested, postage prepaid, or by facsimile or electronic mail, in each case to the address specified below, or as to other such address as may be specified in writing to the other party.

Neuralstem:

Neuralstem, Inc.
9700 Great Seneca Highway, Suite 240 Rockville, Maryland 20850
e-mail: irgarr@neuralstem.com
Attention:Richard Garr

Recipients:

A-T Children's Project
668 S. Military Trail
Deerfield Beach, FL 33442
e-mail:  jennifer@atcp.org
Attention: Jennifer Thornton

Such notices shall be deemed received on the next business day after dispatched in the case of overnight courier or live (5) business days after deposit in the U.S. mail.

10.3	The rights and obligations under this Agreement are not assignable by A-TCP without the prior written consent of Neuralstem.

10.4
This Agreement constitutes the entire agreement between the parties and no provision of this Agreement shall be varied or contradicted by any oral agreement. All prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to the subject matter herein are hereby superseded in their entirety by this Agreement. No amendment shall be effective unless made in writing specifically identifying this Agreement and the provision to be amended and signed by the parties.

10.5	This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware and all parties hereto, specifically including P1 agree to such jurisdiction.

10.6
If any provision of this Agreement is held unenforceable in any jurisdiction, all other provisions shall remain in full force and effect in such jurisdictions and such unenforceability will not affect the enforceability of the provision in other jurisdictions. To the extent permitted by applicable law, the parties hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

10.7	This Agreement may be executed in counterparts.

Neither party shall use the name of the other or any contraction or derivative thereof or the name(s) of the other party's faculty members, employees, or students, as applicable, in any advertising, promotional, or sales literature without prior written consent from the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first stated above.

Neuralstem, Inc.	A-TCP

By: /s/ I. Richard Garr	By: /s/ Jennifer Thornton
I. Richard Garr	Jennifer Thornton
President & CEO	Executive Director